For Release:  December 29, 1999
Contact:  David Kuo
Value America, Charlottesville, Virginia
804-951-4225
dkuo@valueamerica.com

VALUE AMERICA ANNOUNCES MAJOR RESTRUCTURING TO FOCUS INVENTORY-LESS BUSINESS ON CORE PRODUCT CATEGORIES

COMPANY TO REFINE OPERATIONS AND REDUCE COSTS BY
ELIMINATING NON-PRODUCTIVE CATEGORIES WHILE INCREASING FOCUS ON PRODUCT FULFILLMENT AND CUSTOMER SATISFACTION


CHARLOTTESVILLE, Va.--(BUSINESS WIRE)--Dec. 29, 1999-- Value America, Inc., (Nasdaq:VUSA - news) today announced a strategic refinement of its core business - as a specialized online electronics, technology and office products superstore - to gain maximum competitive advantage from its unique inventory-less business and unequalled breadth of corporate partners in the product areas which currently generate almost 95% of revenues.

The restructuring is expected to streamline Value America's operations, improve product fulfillment performance and dramatically improve customer service, which will drive additional revenue, reduced expenses and higher gross margins. The restructuring will include a workforce reduction of approximately 47%, facility consolidations and other cost-saving measures.

"We are building on Value America's proven strengths and are discarding what doesn't perform," said Glenda Dorchak, CEO.

Value America also announced that its revenue expectations for the 1999 fourth quarter would be approximately 6% to 9% below consensus estimates due to product fulfillment delays and system transition issues that occurred during the implementation of its new IT infrastructure. Because of expense management measures implemented during the quarter, the company is on track to beat EPS estimates.

However, the one-time restructuring charge of approximately $5.6 million is expected to cause the company to miss consensus EPS estimates for the quarter. The company's gross margin percentage is expected to exceed analysts' estimates.

"This move gives us focus, leverage and edge," said Dorchak. "Value America is streamlining to reduce costs and maximize the efficiency of our inventory-less business. We also realize our customers are our company. Our business must be designed around customer service and operational efficiency."


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As part of the restructuring and refocused strategy, Value America will eliminate all non-productive product categories and non-core business activities. The company will concentrate on categories in which the mix of product selection, product fulfillment, customer service, and gross margins are strongest.

As such, its near-term product focus will be in consumer and business PC's and peripherals, computer software, consumer electronics and office supplies.

Value America also announced that while it will continue to operate in the consumer market, it also expects to significantly increase its efforts in the business and government markets. In addition, a predominantly online marketing strategy will replace the company's traditional offline customer acquisition approach.

"The Board of Directors has been very involved in this process. We are very supportive of the management team and its more strategic business focus," said Wolf Schmitt, Chairman of the Board. "This restructuring and realignment is an aggressive step which will allow us to take advantage of the opportunities that we see in Internet commerce. We are confident that the combination of an exceptional new management team and an obsession with superior customer service will enable Value America to reach its potential."

The company also announced that the board has appointed a special committee, headed by FDX Chairman Frederick Smith and including William Savoy of Vulcan Ventures, Thomas Casey, Vice-Chairman of Global Crossing and Michael Steed, Managing Director of Pacific Capital Group to explore strategic opportunities for Value America.

In addition, the company announced that its two founders, Craig Winn and Rex Scatena, have resigned as executives at the company.

About Value America

Value America, Inc. (Valueamerica.com), based in Charlottesville, Virginia, is a leading online electronics and office superstore, offering the best selection, reliable service and competitive prices.

Offering business, government and consumers comprehensiveness in PCs, electronics, peripherals, office products, DVDs and CDs, Value America brings the best features of bricks and mortar to Internet commerce, without the costs of inventory, warehouses or distribution. The matters discussed in this press release including those relating to the amount of the restructuring charge expected in the fourth quarter and the revenue projections for the fourth quarter, include forward-looking statements regarding, among other things, future operating results.

In addition, when used in this press release, the words "intends to," "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Among other things, the expected restructuring charge is an estimate based on certain assumptions which management believes to be reasonable at this time.

Expectations concerning financial results for the 1999 fourth quarter are not actual results and are based on preliminary estimates as well as certain assumptions which management believes to be reasonable at this time.

Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including: continued growth of electronic commerce; uncertainties and risks of Internet-based technologies employed by Value America; competition for sales over the Internet; anticipated operating losses; fluctuations in quarterly results; governmental regulation of electronic commerce; and the other risk factors set forth in Value America's prospectus filed with the Securities and Exchange Commission on April 6, 1999 and other documents filed by the Company with the Securities and Exchange Commission.

We undertake no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.